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                                                                   EXHIBIT 10.02

                           LOAN AND SECURITY AGREEMENT

      This Loan and Security Agreement (the "Agreement") is dated as of this 28th day of March, 1997, by and between Nashua Corporation, a Delaware corporation, with a mailing address at 44 Franklin Street, Nashua, New Hampshire 03061(hereinafter sometimes referred to as "Parent"), and Nashua Photo Inc., a Delaware corporation (hereinafter each of these enterprises including Parent is sometimes referred to in the singular as a "Borrower" and collectively with Parent as the "Borrowers") and Citizens Bank New Hampshire, a guaranty savings bank organized under the laws of New Hampshire, with a place of business at 875 Elm Street, Manchester, New Hampshire 03101 (hereinafter referred to as the "Bank").

      In consideration of the mutual promises, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    RECITALS.

      1.1 Borrowers have made certain representations to Bank as contained in this Agreement or as referenced herein, and have requested to borrow from Bank up to an aggregate amount of Eighteen Million Dollars ($18,000,000.00) in the form of a revolving line of credit loan and letter of credit facilities on the terms and conditions more specifically provided herein.

      1.2 Bank, in reliance on said representations of Borrowers, has agreed to lend funds to Borrowers on the terms and conditions contained herein.

      1.3 Bank has requested security for such loans in the form of Uniform Commercial Code security interests in the Accounts Receivable and Inventory of Borrowers as provided herein.

2.    DEFINITIONS.

      For purposes of this Agreement, the following terms shall have the meanings set forth below (any term of an accounting nature not otherwise defined herein shall have the meaning usually assigned to it under generally accepted accounting principles applied in a consistent fashion):

      2.1 "Accounts" and "Accounts Receivable" shall mean, "accounts" as defined in the UCC and also all accounts, accounts receivable, notes, drafts, chattel paper, acceptances, contracts, contract rights, bills, and all other debts, obligations and liabilities in whatever form, owing to Borrowers from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrowers for goods sold by them or for services rendered by them, all guarantees and securities thereof, all



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right, title and interest of Borrowers in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights of an unpaid seller of merchandise or services, together with all cash and non-cash proceeds of any of the foregoing;

      2.2 "Affiliate" shall mean any Person that directly or indirectly controls, or is under common control with, or is controlled by, the Borrowers. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns directly or indirectly securities having 5% or more of the voting power for the election of directors or other governing body of a corporation or, 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, the definition of "Affiliate" shall not encompass any individual solely by reason of his or her being a director, officer or employee of the Borrowers or any of their Subsidiaries;

      2.3 "Agreement" or the "Loan Agreement" refers to this Loan and Security Agreement, and to all annexes, schedules and exhibits forming a part of it;

      2.4 "Availability" shall mean the sum of Eighteen Million Dollars ($18,000,000.00);

      2.5 "Business Day" shall mean any day on which commercial banks are not authorized or required to close in Manchester, New Hampshire;

      2.6 "Code" shall mean the Internal Revenue Code of 1986, as amended;

      2.7 "Collateral" shall mean:

               2.7.1 all Accounts and Accounts Receivable;

               2.7.2 all Inventory;

               2.7.3 all Chattel Paper as defined in the UCC;

               2.7.4 all books, records and information relating to the Collateral and/or to the operation of Borrowers' business, and all rights of access to such books, records and information;

               2.7.5 all liens, guarantees, rights, remedies and privileges pertaining to any of the foregoing, including the right of stoppage in transit;




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               2.7.6 all substitutions, replacements, after acquired property or accessions thereto and products and proceeds thereof, including without limitation all insurance proceeds, arising out of any of the foregoing (2.7.1 through 2.7.5);

               2.7.7 the Pledged Account defined in Section 3.10.4;

      2.8 "Consolidated" when used with reference to any term defined herein means that term as applied to the accounts of Borrowers and their Subsidiaries consolidated in accordance with generally accepted accounting principles, consistently applied;

      2.9 "Consolidated Current Assets" means cash, and cash equivalents of Borrowers and their Subsidiaries calculated, in accordance with generally accepted accounting principles consistently applied, together with Accounts Receivables exclusive of (i) intercompany Accounts Receivable; (ii) those Accounts Receivable not reasonably collectible within one year; and (iii) Accounts Receivable outstanding greater than one (1) year;

      2.10 "Consolidated Current Liabilities" means all liabilities of Borrowers and their Subsidiaries which would, in accordance with generally accepted accounting principles consistently applied, be classified as current liabilities of Borrowers and their Subsidiaries, including, without limitation, all rental payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards and fixed prepayments of and sinking fund payments with respect to Indebtedness, which payments are required to be made within one (1) year from the date of determination;

      2.11 "Consolidated Net Income" means, for any period, the net income of Borrowers and their Subsidiaries on a consolidated basis for such period, after all expenses, taxes and other proper charges, determined in accordance with generally accepted accounting principles, consistently applied eliminating (i) all intercompany items, (ii) all earnings or losses attributable to equity interests in entities that are not Subsidiaries unless actually received or paid by Borrowers or their Subsidiaries, (iii) all income arising from the forgiveness, adjustment or negotiated settlement of any Indebtedness, and (iv) any increase or decrease of income arising from any change in the method of accounting including any changes in applicable financial accounting standards;

      2.12 "Consolidated Subsidiary" shall mean, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with generally accepted accounting principles, consistently applied;

      2.13 "Consolidated Tangible Net Worth" means, at any dates, the sum of Consolidated shareholders' equity, less goodwill and less the cumulative translation adjustment as shown on Borrowers' and their Subsidiaries Consolidated balance sheet, as determined in accordance with generally accepted accounting principles, consistently applied, eliminating any



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effect resulting from the adoption of financial accounting standards different from those in effect as of the date hereof;

      2.14 "Costs of Collection" include, without limitation, all reasonable attorneys' fees, and out-of-pocket expenses incurred by Bank's attorneys, and all other costs incurred by Bank, including such reasonable costs and expenses which are incurred in connection with Bank's efforts to collect any of the Liabilities and/or to enforce any of its rights, remedies, or powers against or in respect of Borrowers, whether or not suit is instituted in connection with such efforts. The Costs of Collection shall be added to the Liabilities of Borrowers to Bank, as if such were lent, advanced and credited by Bank to Borrowers, or for the benefit of Borrowers;

      2.15 "Environmental Claim" shall mean, with respect to any Person, any written notice, claim, demand or other written communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment by such Person, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) violation, of any Environmental Law. The term "Environmental Claim" shall include any claim by any Governmental Person for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to human or animal health or safety or to the environment;

      2.16 "Environmental Laws" shall mean any and all present and future Governmental Rules relating to the regulation or protection of human health or safety or of the environment or to emissions, discharges, release or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes (including Hazardous Materials) into the indoor or outdoor environment, including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes. The term "Environmental Law" shall include the terms and conditions of any Governmental Approval issued under any Environmental Law or with respect to any Hazardous Material;

      2.17 "Event of Default" refers to those events set forth in Section 10 hereof;

      2.18 "Governmental Approvals" shall mean any authorization, consent, approval, license, lease, ruling, permit, waiver, exemption, filing, or registration by or with any Governmental Person;




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      2.19 "Governmental Person" shall mean any national (Federal or foreign), state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, agency, body or entity, including the PBGC, Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, any central bank or any comparable authority;

      2.20 "Governmental Rules" shall mean any law, rule, regulation, ordinance, order, code, judgment, decree, directive, written guideline or policy, or any similar form of decision of, or any interpretation or administration of any of the foregoing by, any Governmental Person;

      2.21 "Hazardous Material" shall mean, collectively, (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs), (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes, " "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "infectious wastes," "pollutants" or words of similar import under any Environmental Law and (iii) any other chemical or other material or substance, exposure to which or use of which is now or hereafter prohibited, limited or regulated under any Environmental Law;

      2.22 "Indebtedness" means all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles consistently applied, be classified upon Borrowers' and their Subsidiaries' Consolidated balance sheet as liabilities, but in any event including, without limitation, liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including, without limitation, (i) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business which have not been protested or rejected, and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined in accordance with applicable Statements of Financial Accounting Standards;

      2.23 "Instruments" shall mean the Loan Agreement, the Note, the documents and filings evidencing the Liens, and all other instruments, documents or writings executed or delivered (or to be executed or delivered from time to time) by Borrowers to Bank in connection with the Loan;




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      2.24 "Inventory" shall mean "inventory" as defined in the UCC and also all goods, wares, merchandise, raw materials (in place or on back order for which the Borrowers have already tendered payment or possess title), work in process, finished goods, and other tangible personal property of every description held for sale or lease or furnished or to be furnished under a contract or contracts of service by Borrowers, or used or consumed or to be used or consumed in Borrowers' business but excluding expendable tools, dies and repair parts (not held for resale), and all goods of said description which are in transit, and all returned, repossessed and rejected goods of said description, and all such goods of said description which are detained from or rejected for entry into the United States, and all documents (whether or not negotiable) which represent any of the foregoing, whether any of the same are now owned or subsequently acquired or manufactured and wherever located, all the products thereof, and all cash and non-cash proceeds of the foregoing, including insurance proceeds;

      2.25 "Letter of Credit" shall have the meaning assigned to such term in
Section 3.7;

      2.26 "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, collectively, any application for any Letter of Credit and any other agreements, reimbursement document, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (ii) any collateral security for any of such obligations;

      2.27 "Letter of Credit Liability" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (i) the undrawn face amount of such Letter of Credit plus (ii) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrowers at such time due and payable in respect of all drawings made under such Letter of Credit;

      2.28 "Liability" and "Liabilities" shall mean any and all liabilities, debts and obligations of Borrowers to Bank under any of the Instruments, including, but not limited to the Loan, the Note, and any Letters of Credit; each of every kind, nature and description, whether presently existing, arising or incurred in the future, contingent or direct, including without implied limitation, all Costs of Collection;

      2.29 "Lien" or "Liens" refers to the security interests under Article 9 of the Uniform Commercial Code ("UCC") which secure the Note and all of Borrowers' Liabilities to Bank;

      2.30 "Loan" refers to the revolving line of credit loan to Borrowers and the Letters of Credit issued in favor of the Borrowers, both as more particularly described in Section 3 below;

      2.31 "Maturity Date" shall have the meaning set forth in Section 3.1, below;




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      2.32 "Note" refers to the Revolving Credit Promissory Note of Borrowers, of even date, delivered to Bank to evidence their obligations to Bank on the Loan;

      2.33 "Person" refers to any individual, limited liability company, partnership, joint venture, corporation, trust, voluntary association, unincorporated organization or government, or any department or agency thereof;

      2.34 "Quick Ratio" means the ratio of Consolidated Current Assets to Consolidated Current Liabilities;

      2.35 "Receivable Collateral" refers to that portion of the Collateral which consists of Borrowers' Accounts and Accounts Receivable, Chattel Paper, instruments, documents of title; whether now existing or hereafter arising, and the products and proceeds thereof;

      2.36 "Reimbursement Obligations" shall mean, at any time, the obligations of the Borrowers then outstanding, or which may thereafter arise in respect of all Letters of Credit then outstanding, to reimburse amounts paid by the Bank in respect of any drawings under a Letter of Credit;

      2.37 "Subsidiary" shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person. "Wholly Owned Subsidiary" shall mean any such corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are so owned or controlled; and

      2.38 "UCC" refers to the Uniform Commercial Code as set forth in New Hampshire RSA Section 382-A, as amended;

3.    THE REVOLVING CREDIT LOAN.

      3.1 Bank hereby establishes a line of credit (hereinafter the "Revolving Credit") in Borrowers' favor in the amount of Borrowers' Availability, but in no event to exceed Eighteen Million Dollars ($18,000,000.00). All advances made by Bank under the within Agreement, and all of Borrowers' other Liabilities to Bank under or pursuant to the within Agreement, shall, in the absence of an earlier Event of Default, be due and payable in full on April 30, 1999 (the "Maturity Date"), all as provided in the Note of Borrowers.




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      3.2 Subject to the terms and conditions of this Agreement and of the
Instruments, and the continued non-existence of any default or any event, circumstance, act or omission which with the passage of time would constitute an Event of Default, Borrowers through Parent (as more specifically set forth in Section 3A.) may request advances and readvances from Bank from time to time hereafter in amounts up to the then aggregate of Borrowers' Availability, which advances Bank shall make pursuant to the requirements of this Agreement. Borrowers agree that they shall not request any advances hereunder which would cause the aggregate amount of advances outstanding hereunder to exceed the Availability. Any termination of the Revolving Credit, whether by acceleration of the Liabilities by Bank or as a result of the existence of an Event of Default, shall relieve Bank of its obligation to make advances under the Revolving Credit, or otherwise lend money hereunder, and shall in no way release, terminate, discharge or excuse Borrowers from their absolute duty and agreement to pay or perform the Liabilities.

      3.3 If at any time the unpaid principal amount of the Revolving Credit exceeds the Borrowers' Availability, Borrowers shall on the next business day, upon notice from Bank, make a payment on the Note in an amount equal to such excess, and thereafter Bank may, without prior notice to Borrowers, charge any accounts of Borrowers with Bank to effect such payment.

      3.4 At the time of each advance or readvance made under or pursuant to this Agreement, Borrowers shall immediately become indebted to Bank for the amount thereof. Each such advance may be (i) credited by Bank to any deposit account of Borrowers with any bank with which Borrowers maintain a deposit account, (ii) paid to Borrowers, or (iii) delivered otherwise as so authorized by Borrowers.

      3.5 Prior to the making of the first advance under the Revolving Credit, Borrowers shall have satisfied the requirements set forth in Section 9 below. Thereafter, requests for advances under the Revolving Credit may be made by Parent on any Business Day in writing, by telephone or by facsimile, by a representative of Borrowers. Borrowers agree to indemnify and hold Bank harmless for any action, loss or expense taken or incurred by Bank in reliance upon any telephone or facsimile request which Bank in good faith believes to have been made by a duly authorized representative of Parent. If such a request is received by Bank prior to 12:00 Noon on a Business Day, the advance shall be made on such Business Day, and otherwise on the next Business Day. Each request for an advance under the Revolving Credit by the Parent shall constitute a confirmation by Borrowers that they are in compliance with all covenants contained in any of the Instruments, and Bank may, at its option, require a letter signed by the assistant treasurer, treasurer or chief financial officer of Parent or any Borrower to such effect.

      3.6 Subject to the terms and conditions of this Agreement, the Availability may be utilized, upon the request of the Parent, in addition to the loans provided for by Section 3.2, by the issuance by the Bank of letters of credit (collectively, "Letters of Credit") for the account of the Borrowers; provided that in no event shall (i) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate principal amount outstanding of the loans provided for by Section 3.2 exceed the aggregate amount of the Availability as in effect from time to time, (ii)



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the outstanding aggregate amount of all Letter of Credit Liabilities exceed Five
Million Dollars ($5,000,000.00) and (iii) the expiration date of any Letter of Credit extend beyond the earlier of the Maturity Date and the date thirteen (13) months following the issuance of the Letter of Credit.

               3.6.1 The Borrowers through the Parent shall give the Bank at least three (3) Business Days' prior notice (effective upon receipt) specifying the Business Day (which shall be no later than thirty (30) days preceding the Maturity Date) each Letter of Credit is to be issued and describing in reasonable detail the proposed terms of such Letter of Credit (including its beneficiary) and the nature of the transactions or obligations proposed to be supported.

               3.6.2 Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Bank shall promptly notify Borrowers through the Parent of the amount to be paid by the Bank as a result of such demand, the date on which payment is to be made or has been made by the Bank to such beneficiary in respect of such demand. The Borrowers hereby unconditionally agree to pay and reimburse the Bank for the amount of each payment made in accordance with such Letter of Credit on or before the Business Day following the date on which payment is to be made by the Bank to the beneficiary under such Letter of Credit, without presentment, demand, protest or other formalities of any kind.

               3.6.3 Forthwith upon its receipt of a notice referred to in clause 3.6.2 of this Section 3.6, the Borrowers shall advise the Bank whether or not the Borrowers intend to borrow under Section 3.2 to finance their obligation to reimburse the Bank for the amount of the related demand for payment and, if they do, the Borrowers shall submit a notice of such borrowing as provided in
Section 3.5.

               3.6.4 Upon the issuance of any Letter of Credit, the Borrowers shall pay to the Bank in respect of each Letter of Credit an issuance fee in an amount equal to 1.5% of the face amount of such Letter of Credit.

               3.6.5 The issuance by the Bank of each Letter of Credit shall be subject, in addition to the conditions precedent set forth in Section 9, to the conditions precedent that (i) such Letter of Credit shall be in such form, and contain such terms as shall be satisfactory to the Bank consistent with its then current practices and procedures with respect to letters of credit of the same or similar type and (ii) the Borrowers shall have executed and delivered such applications, agreements, reimbursement agreements and other instruments relating to such Letter of Credit as the Bank shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type and consistent with the terms of this Agreement; provided that in the event of any conflict between any such application, agreement, reimbursement agreement or other instrument and the provisions of this Agreement, the provisions of this Agreement shall control.




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               3.6.6 Without affecting the Borrowers' liabilities or
indemnification obligations under any other section of this Agreement, the Borrowers agree to indemnify the Bank, and their respective Affiliates, directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceeding relating to (i) the execution and delivery of any Letter of Credit; (ii) the use of the proceeds of any drawing under any Letter of Credit; or (iii) the transfer or substitution of, or payment or failure to pay under, any Letter of Credit, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, but excluding damages, losses, liabilities or expenses to the extent, but only to the extent, incurred by reason of (a) the negligence, gross negligence or willful misconduct of the Bank in determining whether a document presented under any Letter of Credit complies with the terms of such Letter of Credit or (b) the Bank's willful or voluntary failure to pay under any Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit. It shall not be a condition to any such indemnification that the Bank shall be a party to any such investigations, litigation or other proceeding. Nothing in this Section 3.6 is intended to limit the Borrowers' payment obligations under this Agreement.

               3.6.7 Except as specified below, the Borrowers assume all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to the use of the Letter of Credit. None of the Bank's nor any of its respective Affiliates, officers, directors, employees, attorneys or agents shall be liable or responsible for: (i) the use which may be made of the Letter of Credit or for any acts or omissions of any beneficiary of any Letter of Credit in connection with such Letter of Credit; (ii) the validity, or genuineness of documents presented to the Bank which otherwise conform to the requirements of the Letter of Credit, or of any endorsement on such documents, even if such documents should in fact prove to be in any or all respect invalid, fraudulent or forged;
(iii) payment by the Bank against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit; provided that the Borrowers shall have a claim against the Bank to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrowers which the Borrowers prove were caused by (a) the Bank's negligence, gross negligence or willful misconduct in determining whether a document presented under any Letter of Credit complies with the terms of such Letter of Credit or (b) the Bank's willful or voluntary failure to pay under the Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

      3.7 3.7.1 An account shall be opened on the books of Bank (hereinafter the "Loan Account"), in which account a record shall be kept of all advances made by Bank to Borrowers under or pursuant to this Agreement, and all payments thereon.



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               3.7.2 Bank may also keep a record (either in the Loan Account or elsewhere, as Bank may from time to time elect) of all interest, service charges, costs, expenses and other debits owed Bank on account of the loan arrangement contemplated hereby, and of all credits against such amounts so owed.

               3.7.3 All credits against Borrowers' indebtedness indicated in the Loan Account shall be conditional upon final payment to Bank of the items giving rise to such credits. The amount of any item credited against the Loan Account which is not so paid or which is charged back against Bank for any reason may be charged as a debit to the Loan Account, or may be charged back against any deposit account maintained by Borrowers with Bank, and shall be a Liability, in each instance whether or not the item so charged back or not so paid is returned, provided that to the extent the Bank has possession of an item which is charged back, Bank shall return such item to Borrowers.

               3.7.4 Both the amount owed Bank as indicated in the record described in Section 3.7.2 above, and the current balance of the Loan Account are, in the absence of an earlier Event of Default, due and payable in full on April 30, 1999, all as provided in the Note of Borrowers. Until payment in full, however and whenever the same shall occur, interest shall be payable as provided in the Note, and any service charges, costs, expenses and other debits owed Bank on account of the Loan arrangement contemplated hereby (other than loans and advances reflected in the Loan Account) shall be payable on demand, and if not so paid, (i) added to the Loan Account during the month in which such item arose, or (ii) charged to any deposit account maintained by Borrowers with Bank, as Bank may determine in each instance.

               3.7.5 Any statement rendered by Bank to Borrowers shall be considered correct and accepted by Borrowers, and shall be conclusively binding upon Borrowers unless Borrowers provide Bank with a written objection thereto within twenty (20) Business Days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection.

      3.8 All loans and advances made to Borrowers under the Revolving Credit shall bear interest, until repaid, at a rate set forth in the Note, and shall be subject to all of the other terms and conditions set forth in the Note.

      3.9 Borrowers authorize Bank to charge any account which Borrowers maintain with Bank for any payments due from Borrowers after applicable grace periods, if any.

      3.10 The Chase Manhattan Bank Letters of Credit. Upon the date of execution hereof the Borrowers confirm and agree that they are obligated to reimburse Chase Manhattan Bank ("Chase"), as Agent for The First National Bank of Boston, Bank of Montreal and itself, for any amounts drawn under the letters of credit defined in Section 3.10.1 below. Borrowers further hereby confirm and agree that until such time as all of said letters of credit are canceled



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the following provisions shall apply to this Agreement and to the extent that any of the provisions of this Section 3.10 conflict with any other provision of the Agreement or any of the Instruments the terms of this Section 3.10 shall control:

            3.10.1 For purposes hereof a "Chase Letter of Credit" means individually one of the following and "Chase Letters of Credit" means collectively the following letters of credit:

                  (i) Letter of Credit No. T-387984 in the available amount of $1,117,833;

                  (ii) Letter of Credit No. T-388031 in the available amount of $1,031,590;

                  (iii) Letter of Credit No. T-388024 in the available amount of $818,223;

                  (iv) Letter of Credit No. T-387829 in the available amount of $655,000;

                  (v) Letter of Credit No. T-384442 in the available amount of $69,375;

                  (vi) Letter of Credit No. T-388008 in the available amount of $50.000;

            3.10.2 Until the Chase Letters of Credit are terminated or surrendered the Availability hereunder shall be reduced on a dollar for dollar basis by the face amount of each Chase Letter of Credit.

            3.10.3 In the event that a draw is made under any of the Letters of Credit, Borrowers hereby authorize the Bank, in Bank's sole discretion, to advance funds under the Revolving Credit in order to satisfy such draw, and the Borrowers shall immediately become indebted to Bank for said amounts in accordance with the terms of this Agreement and the Instruments.

            3.10.4 In order to further secure its obligations to the Bank under this Section 3.10, in addition to the Collateral pledged to Bank elsewhere in this Agreement, Borrowers upon or prior to execution of this Agreement shall establish a segregated account with Bank in the minimum amount of Five Hundred Thousand Dollars ($500,000.00) in a form reasonably acceptable to the parties hereto (the "Pledged Account"). The Pledged Account shall be a restricted account and the Borrowers shall have no right to remove any cash from the Pledged Account. Borrowers hereby pledge, deliver, assign and grant a security interest to Bank in the Pledged Account. In the event that any draw is made pursuant to any of the Letters of Credit, in addition to the remedies set forth herein and in Section 3.10.3, the Bank shall have the right to reimburse Chase for any sums paid on the draw.

            3.10.5 Borrowers know of no event or occurrence which would give the beneficiaries of the Chase Letters of Credit the right to request a draw. Borrowers shall notify Bank within 24 hours of receiving notice of any requested draw on any Chase Letter of Credit.

            3.10.6 The Borrowers shall use their best efforts to obtain evidence of the termination of the Chase Letters of Credit or replacement thereof with Letters of Credit issued by the Bank within 30 days of the date hereof.

            3.10.7 If the Chase Letters of Credit have not been terminated within forty-five (45) days of the date hereof, Borrowers shall deposit with Chase cash in an amount equal to the then outstanding available amount of the Chase Letters of Credit and grant to Chase a security interest in such cash or any investments thereof in order to cause Chase to release its security interest in the assets of Borrower.

            3.10.8 Upon replacement or termination of all of the Letters of Credit the Bank shall release the Pledged Account to Borrowers.

      3.11 Foreign Exchange Contracts Reserve. Bank shall reserve an amount under the Revolving Credit equal to ten percent (10%) of the face amount of the outstanding forward purchase or sale contracts ("Foreign Exchange Contracts") up to a maximum of Five Hundred Thousand Dollars ($500,000.00) for Foreign Exchange Contracts entered into at Borrowers' request and on Borrowers' behalf by Bank's International Department (the "Reserves"). Reserves shall be used to margin Foreign Exchange Contracts as described above, and shall be treated as advances under the Revolving Credit for purposes of determining availability under
Section 3.1, above. Bank reserves the right to make advances under the Revolving Credit to cover any losses incurred by Bank's International Department by reason of Borrowers' failure to perform under any Foreign Exchange Contract entered into with Bank. Such advances shall be made immediately upon demand by Bank's International Department whether or not so instructed by Borrowers. Conversely, any gains resulting from Borrowers' failure to perform under a Foreign Exchange Contract entered into with Bank shall be credited as payments on the Revolving Credit. In this regard, Bank's International Department will communicate directly to Bank's Lending Group the amount to be reserved under the Revolving Credit as a Reserve before entering into a Forward Purchase Contract. To the extent aggregate advances outstanding under the Revolving Credit exceed the maximum amount set forth in Section 3.1 as a result of Reserves, Borrowers shall immediately pay down the outstanding balance to be within such maximum amount.

3A.   NATURE OF THE BORROWERS' RIGHTS AND OBLIGATIONS.

      3A.1 The obligations of each of the Borrowers hereunder shall be joint and several and any obligation expressed herein as an obligation of any Borrower or the Borrowers is an obligation owed by all the Borrowers jointly and severally, irrespective of, to or for the account of which of the Borrowers the proceeds are disbursed. Without limiting the generality of the foregoing, it shall not be a defense for any Borrower hereunder that as a consequence of lack of capacity or authority or for any other reason whatsoever (including, without limitation, the matters and laws referred to in Section 3A.2 below, the application of the provisions of that Section, and any waiver in favor of or indulgence to or compounding or composition with or like dealing relating to the obligations hereunder of any other Borrower) any Borrower has no or only limited liability in respect of any obligation for which, according to the terms of the Instruments, the Borrowers are jointly and severally liable.

      3A.2 Notwithstanding anything to the contrary provided in any provision of any of the Instruments, if (i) any Borrower shall become subject to bankruptcy or similar proceedings, and (ii) the obligations assumed or expressed to be assumed by it in such capacity under the Instruments are claimed to be and would but for this provision be subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any applicable State law, and (iii) such obligations or the amount thereof were reduced or limited in some way, then the obligations of such Borrower shall be reduced or limited to the extent (and only to the extent) necessary in order that such obligations, to the maximum extent possible, may remain valid and not subject to avoidance as aforesaid, provided always that this Section 3A.2 shall not apply in any circumstances whatsoever so as to reduce or limit the obligations of any Borrower with respect to the repayment, prepayment or accelerated repayment of or the payment of interest on or the payment of any other amount relating to any amount the proceeds of which were disbursed to it or for its account.

      3A.3 In the event that a Borrower is determined to be an "insider" for the purposes of the United States Bankruptcy Code with respect to any other Borrower and in the event that such determination would be a necessary element in causing any payment or other transfer of an interest in property from such other Borrower to the Bank to be a voidable transfer under the United States Bankruptcy Code, then, notwithstanding anything to the contrary in any of the Instruments, such Borrower hereby irrevocably waives all rights which may have arisen to be subrogated to any of the rights (whether contractual, under the United States Bankruptcy Code, including Section 509 thereof, under common law or otherwise) of Bank against such other Borrower or against any collateral security or guarantee or right of set-off held by Bank for the payment of amounts owed by such other Borrower, and hereby further irrevocably waives all contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against such other Borrower or any other person which may have arisen in connection with the Instruments and any amounts payable thereunder. The provisions of this
Section 3A.3 shall survive the payment in full of all amounts payable by any and all Borrowers and guarantors under the Instruments and the termination of the Loan.

      3A.4 Each Borrower (other than Parent) irrevocably authorizes and appoints Parent as its agent to give all notices and instructions (including all requests for advances) and to make such agreements and give such consents as are capable of being given or made by the Borrowers or any of them or Parent and, notwithstanding that they may affect such Borrower, without further reference to or the consent of such Borrower.

      3A.5 Every act, omission, agreement, undertaking, settlement, waiver, notice, request or other communication given or made by Parent hereunder or in connection herewith (whether or not known to any other Borrower and whether occurring before or after such other Borrower became a Borrower hereunder) shall be deemed to have been effected given or made by Parent for itself and acting also as agent for all of the other Borrowers and shall be binding for all purposes on all of the other Borrowers as if the other Borrowers had expressly concurred therewith and given or made the same themselves directly. In the event of any conflict between any notices or other communications of Parent and any other Borrower, those of the Parent shall prevail.

4.    COLLECTION OF COLLATERAL AND NOTICE OF ASSIGNMENT.

      4.1 Bank hereby authorizes and permits Borrowers and their Subsidiaries to:

               4.1.1 hold, process, sell, use or otherwise to dispose of Inventory for fair consideration, all in the conduct of Borrowers' and their Subsidiaries' business in the ordinary course.

               4.1.2 receive from Borrowers' account and contract debtors all amounts due as proceeds of the Collateral at Borrowers' own cost, risk, expense and liability, subject always, however, to the provisions of the within Agreement; and

               Bank may, at any time following the occurrence of an Event of Default, terminate all or any part of the authority and permission granted Borrowers with reference to the Collateral.

      4.2 Borrowers and their Subsidiaries may in the ordinary course of business grant such allowances or other adjustments to Borrowers' account debtors as Borrowers or their Subsidiaries may reasonably deem to accord with sound business practice, provided, however, the authority granted Borrowers and their Subsidiaries pursuant to this Section 4.2 may be limited or terminated by Bank at any time following the occurrence of an Event of Default, and provided further that Borrowers shall furnish Bank with such reports as Bank may reasonably request with respect to any such adjustments, allowances or returns.

5.    GRANT OF SECURITY INTEREST AND ADDITIONAL SECURITY.

      5.1 To secure Borrowers' prompt, punctual and faithful performance of all and each of Borrowers' present and future Liabilities to Bank, Borrowers hereby grant, pledge and assign to Bank a continuing security interest in, a general lien upon and right of setoff against their Collateral, and each item thereof, whether now owned or now due, or in which Borrowers have an interest, or hereafter, at any time in the future, acquired, arising, or to become due, or in which Borrowers obtain an interest, and all products, proceeds, substitutions and accessions of or to any of the Collateral.

      5.2 The within grant of a security interest is in addition to, and supplemental of, any other security interest previously granted by Borrowers to Bank, and all such security interests shall continue in full force and effect, applicable to all Liabilities and to any future advances made by Bank to, or on behalf of, Borrowers until this Agreement and the Note is specifically terminated in writing by a duly authorized officer of Bank and any outstanding Letters of Credit have expired.

      5.3 Contemporaneous with the execution hereof, Borrowers shall execute all such documents, and shall take all such further actions as may be required by Bank with respect to the perfection of the security interests granted herein, including without limitation, the execution and filing of financing statements and amendments thereto in such form, and to be filed in accordance with the provisions of the UCC with such filing authorities and in such jurisdictions as Bank may determine. Notwithstanding the above, for Collateral of the Borrowers located outside the United States, the security interest created by Section 5.1 in said foreign Collateral shall attach and be valid, binding and enforceable as of the date hereof, however, Bank shall not perfect in the security interest in said foreign Collateral until the occurrence of an Event of Default as provided in Section 10 (which has not otherwise been waived by Bank), or the transfer of Collateral (having a value in excess of Five Million Dollars ($5,000,000.00)) to Borrowers' operations or locations outside of the United States; at that time Borrowers shall take any and all action(s) necessary or requested by Bank (including, but not limited to, executing any and all documents, instruments, financing statements and charges) necessary to perfect the first security interest granted herein in the foreign Collateral.

      5.4 Bank shall have the right at any time upon the occurrence of an Event of Default (which has not otherwise been waived by Bank), to collect all amounts due on account of the Collateral. The within rights on the part of Borrowers, being unique, shall be specifically enforceable by Bank.

6.    REPRESENTATIONS AND WARRANTIES.

      To induce Bank to establish the loan arrangement contemplated herein, to make advances and readvances under the Revolving Credit, and to issue any Letters of Credit (each of which advances shall be deemed to have been made in reliance upon the following) Borrowers hereby represent, warrant and covenant as follows (each of which shall be deemed independently material, and each of which shall survive the execution and delivery hereof, and any independent investigation by Bank or its representatives):

      6.1 Corporate Existence. Each of the Borrowers and their Subsidiaries: (i) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate or other power, and has all material Governmental Approvals necessary, to own its assets and to carry on its business as now being conducted; and (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would result in a material adverse effect to Borrowers or their Subsidiaries.

      6.2 Financial Condition. The Borrowers have previously furnished to the Bank consolidated and consolidating balance sheets of the Borrowers and their Consolidated Subsidiaries as at December 31, 1996 and the related consolidated and consolidating statements of income, retained earnings and cash flow of the Borrowers and their Consolidated Subsidiaries, as requested, for the fiscal year ended on that date, with the opinion (in the case of those consolidated balance sheet and statements) of Price Waterhouse LLP. As used in this Agreement the term "Consolidating" refers to individual financial statements of: (i) Borrowers' divisions (if any, as defined in the Business Plan referenced in Section 6.17, below); and (ii) Borrowers' Subsidiaries.

            All such financial statements are complete and correct and fairly present the consolidated financial condition of the Borrowers and their Consolidated Subsidiaries, and (in the case of the consolidating financial statements) the respective unconsolidated financial condition of the Borrowers of each of their Consolidated Subsidiaries, as at such date and the consolidated and unconsolidated result of their operations for the fiscal year ended on such date, all in accordance with generally accepted accounting principles and practices applied on a consistent basis. Neither the Borrowers nor any of their Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the most recent balance sheet referred to above or except as set forth on Schedule 6.2. Since December 31, 1996 there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Borrowers and their Consolidated Subsidiaries from that set forth in the financial statements as at such date for the period ending on that date.

      6.3 Litigation. Except as disclosed to the Bank in Schedule 6.3, there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Person which are pending or (to the knowledge of the Borrowers) threatened against the Borrowers or any of their Subsidiaries which, if adversely determined, could have a material adverse effect on the financial conditions of the Borrowers or any of their Subsidiaries on a consolidated basis.

      6.4 No Breach. None of the execution and delivery of the Instruments, the consummation of the transactions contemplated in the Instruments or compliance with the terms and provisions of the Instruments will conflict with or result in a breach of, or require any consent not obtained under, (i) the charter, by-laws or any applicable organizational document of any of the Borrowers or any Subsidiaries; (ii) any applicable Governmental Rule; or (iii) any agreement or instrument to which the Borrowers or any of their Subsidiaries are a party or by which any of them or any of their property is bound or to which any of them is subject, or constitute a default under, or result in the acceleration or mandatory prepayment of, any indebtedness evidenced by or termination of any such agreement or instrument, or result in the creation or imposition of any lien upon any property of any of the Borrowers or any of their Subsidiaries pursuant to the terms of any such agreement or instrument.

      6.5 Action. The Borrowers have all necessary corporate and other power and authority to execute, deliver and perform its obligations under each of the Instruments; the execution, delivery and performance by the Borrowers of each of the Instruments has been duly authorized by all necessary corporate or other action on its part (including any required shareholder, partner or member approvals); and this Agreement has been duly and validly executed and delivered by the Borrowers and constitutes, and the Note and the other Instruments when executed and delivered by the Borrowers will constitute, their legal, valid and binding obligations, enforceable against the Borrowers in accordance with its terms.

      6.6 Approvals. No Governmental Approvals are necessary for the execution, delivery or performance by the Borrowers of the Instruments or for the legality, validity or enforceability of any Instrument.

      6.7 Margin Stock. Neither the Borrowers nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit under this Agreement will be used to buy or carry any Margin Stock.

      6.8 Taxes. (i) The Borrowers and their Subsidiaries have filed all tax returns required to be filed by them and have paid or made adequate provision for the payment of all taxes due pursuant to such returns or pursuant to any assessment received by the Borrowers or any of their Subsidiaries (except such as are being contested in good faith and by appropriate proceedings diligently conducted which are set forth in Schedule 6.8, hereto); no audits or reviews of Borrowers or any of their Subsidiaries by any taxing authority are ongoing or have been scheduled or advised which if determined adversely would have a material adverse effect on the Borrowers; and no claims are being asserted or contested with respect to such taxes that are required by generally accepted accounting principles to be reflected in its financial statements referred to in
Section 6.2 and are not so reflected. The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of taxes and other governmental charges are considered by the Borrowers to be adequate.

                  (ii) Except as set forth on Schedule 6.8, there is no tax sharing, tax allocation or similar agreement currently in effect providing for the manner in which tax payments owing by the Borrowers or any of their Subsidiaries (whether in respect of Federal or state income or other taxes) are allocated among such Persons. The Borrowers have not given or been requested to give a waiver of the statute of limitations relating to the payment of Federal or other taxes.

      6.9 Certain Regulations. Neither the Borrowers nor any of their Subsidiaries is (i) an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940;
(ii) a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935; or (iii) subject to any other Governmental Rule restricting its ability to incur the obligations under this Agreement or the other Instruments.

      6.10 Collateralized Debt and Guarantees. Schedule 6.10 is a complete and correct list, as of the date hereof of each credit agreement, loan agreement, indenture, guarantee, letter of credit to, or guarantee by, the Borrowers or any of their Subsidiaries, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) One Million Dollars ($1,000,000.00) and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Schedule 6.10.

      6.11 Environmental Matters. Each of the Borrowers and their Subsidiaries has obtained all Governmental Approvals required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such Governmental Approvals would not have a material adverse effect on the Borrowers and their Subsidiaries. Each of such Governmental Approvals is in full force and effect to the best of Borrowers' knowledge and the Borrowers and their Subsidiaries are in all material respects compliance with the terms and conditions of such Governmental Approvals, and are also in compliance in all material respects with all other provisions of any applicable Environmental Law or in any Governmental Rule issued, entered, promulgated or approved under any Environmental Law, except to the extent failure to comply with such provisions would not have a material adverse effect on the Borrowers or their Subsidiaries.

               In addition, except as set forth in Schedule 6.11:

               6.11.1 No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Person with respect to any alleged failure by the Borrowers or any of their Subsidiaries to have any Governmental Approval required under any Environmental Law in connection with the conduct of the business of the Borrowers or any of their Subsidiaries, or with respect to any generation, treatment, storage, recycling, transportation or release of any Hazardous Materials generated by the Borrowers or any of their Subsidiaries.

               6.11.2 Neither the Borrowers nor any of their Subsidiaries own, operate or lease a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976 or under any comparable state or local statute.

               6.11.3 To the best of Borrowers' knowledge neither the Borrowers nor any of their Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. Section 300.5 ("CERCLIS"), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that may lead to Environmental Claims against the Borrowers or any of their Subsidiaries.

               6.11.4 No liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by the Borrowers or any of their Subsidiaries, and no action has been taken or is in process by any Governmental Person that could subject any such site or facility to such liens, and neither the Borrowers nor any of their Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it or in any instrument of transfer affecting such site or facility.

      6.12 Subsidiaries, Etc. Set forth on Schedule 6.12 is a complete and correct list, as of the date hereof, of all of the Subsidiaries of the Borrowers, together with, for each such Subsidiaries, (i) the jurisdiction of organization of such Subsidiary, and (ii) the principal place of business and location of the executive offices of each Subsidiary.

      6.13 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrowers to Bank in connection with the negotiation, preparation or delivery of the Instruments or included in or delivered pursuant to any Instruments, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements in any Instruments, in light of the circumstances under which they were made, not misleading, or, in the case of the projections are not based on unreasonable estimates. All written information furnished after the date hereof by the Borrowers and their Subsidiaries to the Bank in connection with the Instruments and the transactions contemplated by the Instruments will be true, complete and accurate in every material respect, or, in the case of projections, based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to any of the Borrowers that is likely to have a material adverse effect on the Borrowers or their Subsidiaries that has not been disclosed in the Instruments or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Bank for use in connection with the transactions contemplated by the Instruments.

      6.14 Compliance with Laws. Except as disclosed on Schedule 6.14, Borrowers and their Subsidiaries are in full compliance with all laws and regulations which apply to the conduct of its business, except to the extent that the failure to so comply with any of the foregoing would not, either individually or in the aggregate, have a material adverse effect on Borrowers and their Subsidiaries. Borrowers and their Subsidiaries hold all licenses, permits and franchises which are required to permit it to conduct its business as presently conducted or contemplated, except to the extent that the failure to have obtained or maintained any of the foregoing would not, either individually or in the aggregate, have a material adverse effect on Borrowers and their Subsidiaries.

      6.15 Title to Assets. Borrowers and their Subsidiaries own all of the Collateral purported to be owned by them, free and clear of any liens, mortgages, attachments, or other like claims, except as to the security interest created herein and in the other Instruments, and the security interests, liens, mortgages, leases and other encumbrances listed on Schedule 6.15 annexed hereto, and does not presently have possession of any property on consignment to it which is included as an asset on Borrowers' financial statements;

      6.16 Books and Collateral. The Collateral, and the books, records and papers of Borrowers pertaining thereto, are kept and maintained (and have been maintained in the past four (4) months) solely at the principal executive offices of Borrowers and those other locations, all as listed on Schedule 6.16, annexed hereto;

      6.17 Business Plan. Borrowers have delivered to Bank a revised so-called base case Business Plan under cover letter of Parent dated January 13, 1997, a copy of which is attached hereto as Schedule 6.17 (the "Business Plan"). The Business Plan was prepared in good faith, and Borrowers believe that the Business Plan and the assumptions on which it is based were reasonable when made, and continue to be reasonable as of the date hereof. Each projection furnished in the Business Plan was prepared with due care based on reasonable assumptions, and as of the date of the Business Plan and as of the date hereof represents Borrowers' best estimate of future results based on information available as of the date of the Business Plan;

      6.18 ERISA. As of the date hereof, none of the following events has occurred or exists which would result in any loss of priority of the Bank's lien or would have a material adverse effect with respect to Borrowers, their Subsidiaries or any ERISA Affiliate ("ERISA Affiliate" means any entity that together with the Borrowers is treated as a single entity under Section 414 of the Code): (i) any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any plan covered by the Employee Retirement Income Security Act of 1974 ("ERISA") (any such plan is referred to herein as a "Plan"); (ii) any "reportable event" (as defined in Section 4043 of ERISA and the regulations issued under such Section) with respect to any Plan;
(iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan; (iv) any event or circumstance which might constitute grounds entitling the Pension Benefit Guaranty Corporation ("PBGC") to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or, (v) partial withdrawal under Section 4201 or 4204 of ERISA from a Multi-employer Plan (as defined in Section 3(37) of ERISA) or the reorganization, insolvency or termination of any

Multi-employer Plan. Borrowers have not incurred any material accumulated funding deficiency within the meaning of ERISA which has not been corrected, nor do Borrowers have any material liability to the PBGC or to any Plan in connection with the termination of, or Borrowers' withdrawal from, any Plan, and no such material liability would result from the termination of, or Borrowers' withdrawal from, any such Plan; and,

7.    AFFIRMATIVE COVENANTS.

      7.1 Borrowers agree that until payment in full to Bank of all of their obligations and Liabilities to Bank and Bank's termination hereunder, and for so long as they remain indebted to Bank hereunder, Borrowers shall:

               7.1.1 Financial Statements and Information. Furnish or cause to be furnished to Bank the following financial statements and information:

                       (i) as soon as available and in any event within ninety
(90) days after the end of each fiscal year of the Parent, consolidated and consolidating statements of income, retained earnings and cash flow of the Borrowers and their Consolidated Subsidiaries for such fiscal year and the related consolidated and consolidating balance sheets of the Borrowers and their Consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, and accompanied (i) in the case of those consolidated statements and balance sheet of the Borrowers, by an opinion of independent certified public accountants of recognized national standing, which opinion shall state that those consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrowers and their Consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, consistently applied, (ii) in the case of those consolidating statements and balance sheets, by a certificate of a senior financial officer of the Parent, which certificate shall state that those consolidating financial statements fairly present the respective individual unconsolidated financial condition and results of operations of the Borrowers and each of their Consolidated Subsidiaries, and
(iii) management letter of the certified public accountants to the Borrowers, in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such fiscal year;

                       (ii) as soon as available, and in any event within forty-five (45) days after the close of each quarterly fiscal period of each fiscal year of Parent, quarterly and fiscal year to date by division (as that term is set forth in the Business Plan of Borrowers referenced in Section 6.17, above) consolidated and consolidating statement of income, retained earnings, balance sheets and cash flow by division (as that term is set forth in the Business Plan of Borrowers referenced in Section 6.17, above) of the Borrowers and their Consolidated Subsidiaries, accompanied by a certificate of a senior financial officer of the Parent, which certificate shall state that those quarterly consolidated financial statements fairly present the consolidated financial condition and result of operations of the Borrowers and their Consolidated

Subsidiaries, and those rolling consolidated cash flow statements fairly present the respective consolidated financial condition and results of operations of the Borrowers and each of their Consolidated Subsidiaries, in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments) together with a so-called rolling four quarter cash flow projection which Bank agrees shall be prepared by Parent on a consolidated basis without a division (as that term is used in the Business Plan referenced in Section 6.10, above) or Subsidiary roll-up of financial statements;

                          (iii) promptly upon their becoming available, copies
of all registration statements and regular periodic reports, if any, which the Borrowers or any Subsidiary shall have filed with the Securities and Exchange Commission or any national securities exchange, including, but not limited to, 10-Ks, 8-Ks and the Borrower's 10-Q Statement, which must be delivered within forty-five (45) days of the end of each fiscal quarter;

                          (iv) promptly upon their being mailed or provided to
the shareholders of the Borrowers generally or to any holder of Indebtedness generally, copies of all financial statements, reports and proxy statements so mailed or provided;

                          (v) promptly after the Borrowers know or have reason
to believe that any Event of Default or an event but for the passage of time or giving of notice would become an Event of Default has occurred, a notice of such Event of Default describing the same in reasonable detail;

                          (vi) from time to time such other information
regarding the financial condition, operations, business or prospects of the Borrowers or any of their Subsidiaries (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as Bank may reasonably request;

                          (vii) not more than sixty (60) days after the
beginning of each of Parent's fiscal years commencing with fiscal year end December 31, 1997, a quarter by quarter consolidated projection of revenues, expenses, income and cash flow of Borrowers by division and their Subsidiaries for such fiscal year (in the same format as the financial statements referred to in subsections (i) and (ii) above, including an income statement and statement of cash flows for each quarter and balance sheet as at the end of each quarter), such projections to be accompanied by a certificate signed by the President or chief financial officer of Parent to the effect that such projections have been prepared in good faith on the basis of sound financial planning practices and are based on assumptions which are reasonable; and

                          (viii) with each of the financial statements required
by subsection (i) or (ii) above, a report discussing or summarizing material variances of financial condition and results of operations from the projections submitted by Parent pursuant to subsection (vii) above.

               7.1.2 Inspections, Audits. Borrowers and each Subsidiary shall accord Bank and Bank's representatives with access from time to time as Bank and such representatives may reasonably require to all properties owned by or over which Borrowers have control, for among other things, the auditing of Borrowers' books and records. Borrowers agree to reimburse Bank for all reasonable costs incurred in connection with any such audit or review, provided that prior to any Event of Default Borrowers shall only be required to reimburse Bank for the costs of one audit per year. Bank, and Bank's representatives, shall have the right, and Borrowers and their Subsidiaries will permit Bank and such representatives from time to time as Bank and such representatives may reasonably request, to examine, inspect, copy, and make extracts from any and all of the Collateral, and any and all of Borrowers' and/or their Subsidiaries' books, records, electronically stored data, papers, and files, and to verify the Collateral or any portion thereof (such verification, including, without limitation, through contact with account debtors).

      7.2 Insurance. Borrowers and their Subsidiaries shall maintain insurance:
(i) with respect to the Inventory against fire and any extended casualties and hazards, in an amount at all times equal to the insurable value of the Inventory; and, (ii) with respect to all other assets and risks, in such amounts and against such hazards and liabilities as customarily is maintained by other companies similarly situated and operating like properties; and against such public liability, employer's liability, and other risks as is usually maintained by companies similarly situated and engaged in like operations. Such insurance shall be maintained with good and responsible insurance companies, reasonably acceptable to Bank, and upon the request of Bank a certificate summarizing the nature and extent of the insurance maintained pursuant hereto will be furnished to Bank. For purposes of this Agreement, any insurance carrier with an A.M. Best rating of B+ or better shall be reasonably acceptable to Bank. Bank shall be named as a loss payee with respect to those policies insuring the Collateral against loss, and the policies shall be noncancellable without thirty (30) days prior written notice to Bank. In the event of the failure by Borrowers to provide and maintain insurance as herein provided, Bank may, at its option, provide such insurance. Borrowers shall advise Bank of each claim in excess of One Hundred Thousand Dollars ($100,000.00) made by Borrowers under any policy of insurance which covers the Collateral within ten (10) days of loss, and will permit Bank, at Bank's option following the occurrence of an Event of Default and to the exclusion of Borrowers, to conduct the adjustment of each such claim and Borrowers hereby appoint Bank as Borrowers' attorney-in-fact to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of Bank any and all drafts and other instruments with respect to such insurance. The within appointment, being coupled with an interest, is irrevocable until the within Agreement is terminated by a written instrument executed by a duly authorized officer of Bank. Bank shall not be liable on account of any exercise pursuant to said power except for any exercise in gross negligence or actual willful misconduct. Bank may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as Bank may determine and in accordance with applicable law and the terms and conditions of any intercreditor agreement in effect at such time.

      7.3 Payment of Taxes, Assessments, Etc. Borrowers shall and cause each of their Subsidiaries to promptly pay, as they become due and payable, all taxes and unemployment contributions and other charges levied or assessed against Borrowers and/or its Subsidiaries or the Collateral by any Governmental Person unless such amounts are being contested in good faith and by appropriate proceedings, provided that (i) such contest is made prior to any unpaid amounts becoming a fixed and ascertainable lien upon any Collateral , or (ii) Borrowers or their Subsidiaries have posted adequate security for payment of any such amounts with Bank. Borrowers and their Subsidiaries will properly exercise any trust responsibilities imposed upon them by reason of withholding from employees' pay. At its option, Bank may, but shall not be obligated to, pay all taxes, unemployment contributions, and any and all other charges levied or assessed upon Borrowers or the Collateral by any governmental authority, as Bank may, in its discretion, deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto.

      7.4 Compliance with Laws. Borrowers shall and shall cause each of their Subsidiaries to comply in all material respects with all laws and regulations which apply to the conduct of their business including, without limitation, all applicable federal, state and local laws, ordinances, rules, regulations and permits relating to the protection of the environment, waters and air of the State of New Hampshire, State of any Borrower's incorporation and the United States of America, the release or disposition of hazardous substances and occupational health and safety, except to the extent that the failure to so comply with any of the foregoing, would not, either individually or in the aggregate, have a material adverse effect on Borrowers and/or their Subsidiaries. Borrowers shall and shall cause each of their Subsidiaries to procure and maintain in full force and effect all licenses, permits and franchises which are required to permit it to conduct its business as then conducted or contemplated except to the extent that the failure to have obtained or maintained any of the foregoing would not, either wazzu individually or in the aggregate, have a material adverse effect on Borrowers and/or their Subsidiaries. Borrowers shall promptly notify Bank of any pending or threatened enforcement action, administrative order or proceeding, notice of violation or investigation relating to such laws, ordinances, rules, regulations or permits which action would have a material adverse effect on Borrowers. In addition, Borrowers agree to indemnify Bank from any such liability.

      7.5 Reimbursement of Expenses. Borrowers shall pay or reimburse Bank for all reasonable out-of-pocket expenses of every nature which Bank may incur in connection with the preparation, perfection, execution or enforcement of the Instruments; with the making of any loan provided for herein; with obtaining security for the Loan; or with the collection of Borrowers' Liabilities, including but not limited to, reasonable attorneys' fees related to the preparation of such papers and reasonable expenses related to the repossession, preservation or sale of any or all of the Collateral.

      7.6 Continuation. Borrowers shall and shall cause each of their Subsidiaries to continue in the same general lines of business as they conduct as of the date hereof and shall operate their businesses actively and shall use their best efforts to operate in accordance with the

Business Plan; Borrowers shall and shall cause each of their Subsidiaries to preserve and maintain their separate corporate existence in good standing in each jurisdiction as required by law except when in the good business judgment of Borrowers' Boards of Directors a Subsidiary should be liquidated and maintain the Collateral and their properties material to their business in good operating condition, reasonable wear and tear and normal obsolescence and deterioration excepted and from time to time make all necessary and proper repairs, renewals, replacements and improvements thereto; and maintain and preserve and protect all licenses, copyrights, patents and trademarks owned or held under license and material to the business of Borrowers and/or their Subsidiaries. Borrowers will give Bank prompt written notice at least ten (10) Business Days prior to the date they or any of their Subsidiaries remove any Collateral from, discontinue operations at, or change, any of their business addresses as listed on Schedules
6.12 and 6.16 hereof.

      7.7 Banking Relations. Borrowers and their Subsidiaries shall maintain a depository relationship with the Bank.

      7.8 Preservation of Security Interest. Borrowers shall, subject to the provision of Section 5.3, execute and deliver such financing statement or statements or amendments, or other instruments as Bank may from time to time require in order to comply with the UCC and any other applicable laws to preserve and protect the security interests hereby granted. In the event that the law of any jurisdiction becomes or is applicable to the Collateral or any part thereof, or to any obligations or liability of Borrowers to Bank, Borrowers agree to execute and deliver all instruments and to do all such other things as may be necessary or appropriate to preserve, protect and enforce the security interests and liens of Bank under the law of such other jurisdiction(s). Borrowers will pay any filing fees or other costs with respect to any such filings and any fees for prior lien searches. If for any reason Borrowers improperly refuse to execute any such financing statements or amendments, Bank is authorized to file the same without the signature of Borrowers to the full extent permitted by law.

      7.9 ERISA. Borrowers will and will cause their Subsidiaries to maintain all of their Plans in material compliance with ERISA and all other applicable laws and shall currently fund all obligations thereunder. Borrowers shall not permit any of the following events to occur or exist with respect to Borrowers, any Subsidiary or any ERISA affiliate: (i) any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan which would have a material adverse effect on the Borrowers or will result in a loss of priority of Bank's Lien; (ii) the occurrence of any event which would constitute a "reportable event" (as defined in Section 4043 of ERISA and the regulations issued under such Section) with respect to any Plan which is not waived; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan if as a result of such termination Borrowers would incur a material liability; (iv) any event or circumstance which might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or, (v) partial withdrawal under Section

4201 or 4204 of ERISA from a Multi-employer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, which could in the opinion of the Bank subject Borrowers to any material tax, penalty, or other liability to a Plan, a Multi-employer Plan, the PBGC, or otherwise.

      7.10 Use of Proceeds. Borrowers shall use the proceeds of this Loan solely for ongoing working capital requirements to further the business of Borrowers. Except as permitted by the express terms hereof, no proceeds shall be commingled with funds of any stockholder, or Affiliate that is not a Subsidiary or any general or limited partner, nor shall any proceeds be transferred to any stockholder, or Affiliate that is not a Subsidiary or any general or limited partner, other than in the ordinary course of business.

      7.11 Notification of Default. Borrowers shall promptly notify Bank when they become aware of the occurrence of any event which currently constitutes or with the passage of time would constitute a breach of any covenant on their part made herein or in any of the Instruments or which would otherwise constitute an Event of Default hereunder or under any of the Instruments. Borrowers shall within thirty (30) days notify Bank of any litigation, administrative action or other proceeding either initiated or threatened in writing against Borrowers or any of their Subsidiaries, by or before any court or administrative agency which could reasonably be expected to materially and adversely affect the financial condition of Borrowers or any of their Subsidiaries, their operations or prospects and shall keep Bank apprised of the status of the matters set forth on
Schedule 6.3 hereto and of any other matters subsequently disclosed to Bank. Borrowers shall notify Bank promptly of any material deviations from the performance projected in the Business Plan. Borrowers shall also notify Bank promptly upon Borrowers or any of their Subsidiaries entering into any contract for the provision of goods or services where applicable law requires further filings or notice or the consent of third parties, in order to perfect the liens granted hereby with respect to such contracts.

      7.12 Casualty, Litigation, Regulatory Changes. Borrowers shall promptly give notice to Bank of any material casualty to any property, labor trouble, statutory or regulatory change (other than changes of general application to all businesses), act of God, confiscation or condemnation, whether or not covered by insurance, which can reasonably be expected to have a material adverse effect upon the financial condition, assets, business or prospects of Borrowers or any of their Subsidiaries;

      7.13 Copies of Modifications to Material Documents. Borrowers shall promptly furnish to Bank copies of all amendments, consent letters, waivers or modifications to the Certificate of Incorporation or By-Laws of Borrower or any of their Subsidiaries.

      7.14 Fees. Borrowers shall pay to Bank a Facility Fee (the "Facility Fee") in the amount of Twenty Two Thousand Five Hundred Dollars ($22,500.00).

      7.15 The within representations, covenants, and warranties are in addition to any others made or hereafter made by Borrowers to or with Bank in any other Instrument or document delivered in connection herewith.

      7.16 Any affirmative covenant herein may be waived in writing by Bank, whether prior or subsequent to the occurrence of such an event.

7A.   FINANCIAL COVENANTS

      7A.1 Quick Ratio. Borrowers shall maintain a Quick Ratio of not less than .5:1.00. Compliance with this covenant shall be measured and reviewed by Bank on a quarterly basis.

      7A.2 Consolidated Tangible Net Worth. On December 31, 1996, Borrowers shall have had a Consolidated Tangible Net Worth of not less than Seventy Million Dollars ($70,000,000.00). Thereafter for the term of this Agreement, this requirement shall increase quarterly by seventy five percent (75.0%) of Borrowers' Consolidated Net Income for the prior quarter. There shall be no negative adjustment for losses. Compliance with this covenant shall be measured on a quarterly basis.

      7A.3 Indebtedness to Consolidated Tangible Net Worth. Borrowers shall maintain a ratio of Indebtedness to Consolidated Tangible Net Worth of no greater than 1.25:1.00 for the period ending March 30, 1998 and 1.10:1.00 thereafter. Compliance with this covenant shall be reviewed and measured on a quarterly basis.

8.    NEGATIVE COVENANTS.

      Borrowers agree that until payment in full of all of their obligations and Liabilities to Bank and so long as they remain indebted to Bank hereunder, Borrowers shall not, without the prior written consent of Bank:

      8.1 Liens and Encumbrances. Contract, create, incur, suffer, assume or allow to exist, or permit any of their Subsidiaries to contract, create, incur, suffer, assume or allow to exist, any mortgage, security interest, lien or other charge or encumbrance of any kind (including the charge upon property purchased under any conditional sale or other title retention agreement) upon or with respect to any of their property or assets, whether now owned or hereafter acquired, except:

               8.1.1 liens in connection with worker's compensation, unemployment insurance or other social security or similar obligations;

               8.1.2 deposits or pledges securing the performance of bids, tenders, contracts (other than contracts for payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature made in the ordinary course of business;

               8.1.3 mechanics', carriers', landlords', warehouseman's, workers', materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith;

               8.1.4 liens for taxes, assessments, levies or governmental charges imposed upon Borrowers or any Subsidiary or its properties, operations, income, products or profits, which shall not at the time be due or payable or if the validity thereof is being contested in good faith by appropriate proceedings;

               8.1.5 reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions and other similar title exceptions or encumbrances affecting real property which do not materially detract from the value of the property affected or materially interfere with the ordinary conduct of the business of Borrowers and their Subsidiaries;

               8.1.6 an attachment, judgment and other similar liens arising in connection with court proceedings, which in the aggregate do not exceed One Million Dollars ($1,000,000.00) provided the execution or other enforcement thereof is effectively stayed (including stays resulting from the filing of an appeal) within sixty (60) days and the claims secured thereby are being contested in good faith by appropriate proceedings;

               8.1.7 those liens permitted and listed on Schedule 6.15 and any refinancing of these permitted liens;

               8.1.8 additional liens securing purchase money indebtedness or capitalized leases or mortgages the principal amount of which in the aggregate do not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00) outstanding at any one time;

      8.2 Indebtedness. The Borrowers will not, nor will it permit any of their Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

               8.2.1 Indebtedness to the Bank under the Instruments;

               8.2.2 Indebtedness outstanding and available on the date hereof and listed on Schedule 6.10; provided, however, and notwithstanding any other provision hereof, with respect to those matters set forth on Schedule 6.10 pertaining to foreign Subsidiaries of Borrowers or branches of United States Subsidiaries in foreign countries the Borrowers may increase that Indebtedness by an amount not to exceed One Million Dollars ($1,000,000.00) and all extension, renewals or refinancings thereof;

               8.2.3 Indebtedness secured by Liens permitted by Schedule 6.15;

               8.2.4 Capitalized Leases permitted by Section 8.8;

               8.2.5 Indebtedness incurred in the ordinary course of business, including, but not limited to trade debt, accruals, tax and pension liabilities;

               8.2.6 Indebtedness secured by liens permitted by Section 8.1 and any renewal, extension or refinancing thereof.

      8.3 Loans. Lend money, or make or permit to be outstanding loans or advances, to any Person, firm, corporation or other enterprise, or permit any Subsidiary to lend, make or permit any thereof, except:

               8.3.1 loans or advances in the nature of deposits or prepayments to subcontractors, suppliers and others in the ordinary course of business;

               8.3.2 employee loans or advances not to exceed in the aggregate One Million Dollars ($1,000,000.00) outstanding at any one time.

      8.4 Intercorporate Transactions. Transfer of any assets of Borrowers to any Subsidiaries, other than in the ordinary course of business, and in no event in an amount greater than ten percent (10%) of the value of the Collateral in the United States as of the date hereof.

      8.5 Guaranties. Agree to purchase or repurchase the indebtedness of, or assume, guarantee (directly or indirectly or by instrument having the effect of assuring another's payment or performance or capability of so doing), endorse, or otherwise become obligated upon the indebtedness, stock, dividend or other obligation of, any Person, firm, joint venture, corporation, partnership or other entity other than the obligations of a Subsidiary, or suffer any thereof to exist, or permit any Subsidiary so to do, except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

      8.6 Liquidation or Disposition of Business. Without prior notification and approval of Bank, not to be unreasonably withheld, wind up, liquidate its affairs or dissolve, enter into any transaction of merger, consolidation, recapitalization, stock split or similar transaction, or permit any Subsidiary to do so; or convey, sell, lease or otherwise dispose of all or (except inventory sold in the ordinary course of business) any substantial part of its assets or properties, or permit any Subsidiary to do so. Provided that Borrowers may sell any product line, division (as that term is defined in the Business Plan of Borrowers) or Subsidiary, the net asset value of which is less than Five Million Dollars ($5,000,000.00); provided that: (i) the net asset value of all product lines, divisions or subsidiaries sold in any fiscal year would when added to other sales does not exceed Ten Million Dollars ($10,000,000.00); and
(ii) the Borrowers have provided Bank with notice of such sale(s).

      8.7 New Business; Acquisitions. Substantially change, or permit any Subsidiary to substantially change, the nature of the business in which Borrowers or such Subsidiary is engaged; or purchase or lease, or permit any Subsidiary to purchase or lease any assets or properties without notice and approval by Bank which shall not be unreasonably withheld, provided that such approval shall not be required if (i) such purchase or lease would be in the ordinary course of the business of such Subsidiary, and such assets or property would be useful or used in the business of the Borrowers or such Subsidiary as then being conducted; or (ii) the acquisition of assets of another Person where the cash consideration to be paid or the amount of liabilities to be assumed in any one transaction does not exceed Five Million Dollars ($5,000,000.00) for any one transaction and when added to all other such acquisitions, in any fiscal year does not exceed Ten Million Dollars ($10,000,000.00) in the aggregate. Parent shall not relocate or otherwise move its chief executive office from Nashua, New Hampshire.

      8.8 Leases.

               8.8.1 Except as permitted by Section 8.8.2 enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any arrangement providing for the leasing to Borrowers or any Subsidiary of real or personal property provided that Borrowers may be a party to leases existing on the date hereof.

               8.8.2 Borrowers may enter into or be party to other such arrangements if (i) the aggregate of the rental payments (other than under capital leases) to be made thereafter by Borrowers does not exceed Five Million Dollars ($5,000,000.00) per annum, or (ii) such lease of property is a capitalized lease under generally accepted accounting principles and is permitted by Section 8.9.

      8.9 Capital Expenditures. Make capital expenditures (including capitalized leases permitted under Section 8.8) for fixed or capital assets exceeding, in the aggregate for Borrowers in any fiscal year, the amount of such expenditures set forth in the projections for such year approved by the Board of Directors of Borrowers; provided that such amount in any one (1) fiscal year of Borrowers shall not in any case exceed Eighteen Million One Hundred Thousand Dollars ($18,100,000.00).

      8.10 Dividends and Redemptions. Declare or pay dividends upon any class of its capital stock or any warrants, preferred stock or other stock interest now or hereafter outstanding or return any capital to any of Borrowers' stockholders or make any other distribution, payment or delivery of property or cash to Borrowers' stockholders in their capacities as such, or redeem, retire, purchase or acquire directly or indirectly, any shares of Borrowers' capital stock now or hereafter outstanding if there exists an Event of Default or an event but for the passage of time or giving of notice, or both, would become an Event of Default or any of the above actions would result in a violation of any of those covenants set forth in Section 7A, hereof.

      8.11 ERISA. Terminate or withdraw, or permit any Subsidiary to terminate or withdraw, from any "plan", as defined in Section 4021(a) of ERISA, established or maintained after the date hereof in respect of which Borrowers or any Subsidiary are an "employer" or a "substantial employer" as defined in Sections 3(5) and 4001(a)(2) of ERISA, respectively, so as to result in any material liability of Borrowers or any Subsidiary to the PBGC pursuant to Subtitle A of Title IV of ERISA or material liability of Borrowers or any Subsidiary to such plan; engage, or permit any Subsidiary to engage, in any "prohibited transaction" (as defined in Section 4975 of the Code) involving any such plan which would result in a material liability for an excise tax or civil penalty in connection therewith; incur or suffer to exist, or permit any Subsidiary to incur or suffer to exist, any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any such plan; incur, or permit any Subsidiary to incur, any material withdrawal liability in connection with a "complete withdrawal" or a "partial withdrawal", as defined in Sections 4203 and 4205, respectively, of ERISA, with respect to any multi-employer plan as defined in Section 3(37) of ERISA.

      8.12 Material Agreements. Modify, amend, release or grant any waiver or acquiescence under or in connection with, or violate (or permit any Subsidiary to do so), any term or provision of any material agreement as the same are set forth on Schedule 6.10, if any such modification, amendment, release, waiver, acquiescence or violation can reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of Borrowers and their Subsidiaries taken as a whole, or on the ability of Borrowers to perform their obligations under this Agreement.

      8.13 Corporate Documents. Amend or modify the Certificate of Incorporation or By-Laws or any other organizational document of Borrowers from the forms thereof in effect on the date hereof without notice to Bank.

      8.14 Removal of Collateral. Without prior notice to Bank, remove or allow their Subsidiaries to remove the Collateral from its present location(s) as set forth in Schedules 6.12 and 6.16; except in the ordinary course of business, sell, transfer, change the registration, if any, dispose of, attempt to dispose of, substantially modify, or abandon the Collateral or any part thereof, without prior written notice to and consent of Bank, provided that, Borrowers and their Subsidiaries may sell or otherwise dispose of obsolete or worn out Collateral no longer used or useful in its business.

Any negative covenant herein may be waived in writing by Bank, whether prior or subsequent to the occurrence of the event giving rise to the breach of such negative covenant.

9.    CONDITIONS OF LENDING.

      The obligation of Bank to make advances under the Loan, and the disbursements hereunder, is subject to the condition (in addition to all other requirements of the Loan

Agreement) that each of the following shall have been delivered or performed to the satisfaction of Bank prior to the making of the initial advance:

      9.1 A copy of the Articles of Organization and/or other incorporation or registration document of each Borrower certified by the Secretary of the State of incorporation, together with a certificate by such Secretary of the State as to the legal existence and good standing of Borrowers together with evidence of authorization to do business in those states which Borrowers respectively maintain Collateral (Bank agrees that the certificates of registration to do business currently in Bank's possession are sufficient to satisfy this condition);

      9.2 A certificate of the Secretary of each Borrower as to (i) a copy of the Articles of Organization of each Borrower, (ii) a copy of the by-laws of each Borrower, (iii) a copy of the action taken to authorize this Loan and the transactions contemplated by the Instruments, and (iv) a list of the incumbent officers of each Borrower authorized to sign any of the Instruments;

      9.3 Executed Uniform Commercial Code financing statements and amendments and releases of certain prior liens;

      9.4 The executed Instruments;

      9.5 Opinions, satisfactory in scope, form, and substance to Bank and its counsel, as to such matters as Bank may reasonably request from counsel of each Borrower;

      9.6 Policies or certificates of insurance as required by the Instruments;

      9.7 Receipt of those items and matters requested by Bank and required of Borrowers on the Closing Agenda attached hereto as Exhibit A;

      9.8 Written confirmation from Chase as to the outstanding Chase Letters of Credit, also stating that other than draws on Chase Letters of Credit, Chase will not advance additional funds on its outstanding credit facilities to Borrowers;

      9.10 All closing documents shall be satisfactory in scope, form, and substance to Bank and its counsel.

10.   EVENTS OF DEFAULT.

      Upon the occurrence of any one or more of the following events of default (referred to herein as an "Event of Default"), at the option of Bank, any and all Liabilities of Borrowers to Bank shall become immediately due and payable without further notice or demand and Bank may exercise its rights and remedies upon default, as set forth in Section 11 hereof. In addition, at Bank's option and without notice or demand, the occurrence of any such Event of Default shall also constitute a default under (i) the Instruments, (ii) all other agreements between Bank, Borrowers, their Subsidiaries, and (iii) instruments and papers given Bank by Borrowers:

      10.1 Failure to make any payment of interest, principal or any other sum due on the Note or under any of the Instruments, or with respect to any other obligation or Liability of Borrowers to Bank, whether now existing or hereafter created, within two (2) Business Days of the date such payment is due;

      10.2 If any representation or warranty contained in this Agreement or referenced herein, made by Borrowers or any of their Subsidiaries proves to have been materially incorrect, false, inaccurate or misleading in any material respect when such representation or warranty was made;

      10.3 Borrowers or any Subsidiary default in the observance or performance of any term, covenant, agreement, condition, undertaking or provision of this Loan Agreement; and does not cure such default within five (5) days of notice thereof;

      10.4 Borrowers or any Subsidiary fail to pay any principal of or interest on any of its indebtedness for borrowed money, under capitalized leases or evidenced by a bond, debenture, note or similar instrument in a principal amount in excess of Three Hundred Thousand Dollars ($300,000.00) to any Person for a period longer than the grace period, if any, provided for such payment; or there exists any other default under any instrument or agreement evidencing, creating, securing or otherwise relating to such indebtedness (including without limitation any guaranty or assumption agreement relating to such indebtedness) or other event occurs and continues beyond any applicable grace period, if the effect of such default or other event is to cause, or to permit the holders of such indebtedness (or a trustee on their behalf) to cause, such indebtedness (or the obligations under any such guaranty or assumption agreements) to become due and payable prior to the stated maturity thereof.

      10.5 One or more final judgments, decrees or orders shall be entered against Borrowers or any Subsidiary involving in the aggregate a liability (not fully covered by insurance other than applicable deductibles) of One Million Dollars ($1,000,000.00) or more and all such judgments, decrees or orders shall not have been satisfied, vacated, dismissed, or stayed or bonded pending appeal (or other contest by appropriate proceedings) within sixty (60) days from the entry thereof.

      10.6 Pursuant to one or more judgments, decrees, orders, or other proceedings, whether legal or equitable, any attachment, execution or other writ is levied upon any material part of the property or assets of Borrowers or any Subsidiary and is not satisfied, dismissed or stayed (including stays resulting from the filing of an appeal) within forty-five (45) days, except for attachments, executions or writs which would not, either individually or in the aggregate, have a material adverse effect upon the business, operations, assets or financial condition of Borrowers and their Subsidiaries taken as a whole.

      10.7 All or any material part of the assets or properties of Borrowers or any Subsidiary are condemned, seized or appropriated by any government or governmental authority.

      10.8 Any order is entered in any proceeding directing the winding up, dissolution or split-up of any Borrower.

      10.9 Any event occurs of a type described in Section 4043(b) of ERISA with respect to, or any proceedings are instituted by the PBGC to have a trustee appointed to administer or to terminate, any plan referred to in Section 8.l0 hereof of Borrowers or any Subsidiary, which event or institution of proceedings is likely to result in a termination of such plan and to have a material adverse effect upon the business, operations, assets or financial condition of Borrowers and their Subsidiaries taken as a whole; or if a trustee shall be appointed by a United States District Court to administer any such plan with vested unfunded liabilities that are material in relation to the business, operations, assets or financial condition of Borrowers and their Subsidiaries taken as a whole.

      10.10 If Borrowers or any Subsidiary make an assignment for the benefit of creditors, file a petition in bankruptcy, has an order for relief entered against them, are adjudicated insolvent or bankrupt, petition or apply to any tribunal for a receiver or any trustee of any substantial part of their property; or Borrowers or any Subsidiary commence any proceeding related to Borrowers or any Subsidiary under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or if there is commenced against Borrowers or any Subsidiary any such proceeding, or Borrowers or any Subsidiary by any act indicate their consent to, approval of, or acquiescence to any such proceeding or to the appointment of any receiver of, custodian or trustee for, Borrowers or any Subsidiary or any substantial part of their property, or upon the issuance of any attachment or execution against Borrowers, or any governmental agency or instrumentality shall seize, appropriate, condemn, occupy or interfere in any manner with any of Borrowers' or any Subsidiary's operation of, all or any substantial portion of their property, or the Collateral or any right of Borrowers therein shall be subject to judicial process or condemnation or forfeiture proceedings, which in any of the foregoing cases is not dismissed within forty-five (45) days;

      10.11 The imposition of any lien (except as permitted herein) upon any of the Collateral of Borrowers, which lien is not discharged or judgment appealed from or satisfied within forty five (45) days of its imposition or entry, or a filing against, or relating to, Borrowers of a federal tax lien in favor of the United States or any political subdivision thereof in an amount which has not been bonded by Borrowers;

      10.12 The determination by any court or agency having jurisdiction over the parties of the unenforceability (in whole or in material part) of any Instrument;

      10.13 The entry of any court order which enjoins, restrains or in any way prevents Borrowers or any Subsidiary from conducting all or any material part of their business affairs in the ordinary course of business;

      10.14 The attachment by trustee process of any funds of Borrowers on deposit with Bank which is not discharged or released within thirty (30) days;

      10.15 If at any time the amount of Liabilities to Bank exceeds the aggregate amount of Borrowers' Availability and Borrowers do not immediately make a payment in an amount equal to such excess;

      10.16 A change in the Person or powers and/or duties of office of the President/Chief Executive Officer of Parent without a replacement or similar post created reasonably acceptable to Bank within nine (9) months of the change or termination thereof; or,

      10.17 Failure of the Borrowers to comply with the requirements of Section 3.10.7.

11.   RIGHTS IN THE EVENT OF DEFAULT.

      If an Event of Default shall occur and not be waived by Bank, in its sole discretion, or not be cured within any applicable cure period, if any, Bank shall have the following rights:

      11.1 Upon notice by Bank to such effect, the Note and any and all other of Borrowers' Liabilities to Bank, together with interest thereon, shall be and become immediately due and payable without further demand, protest or notice of any kind, all of which are hereby expressly waived;

      11.2 Bank may exercise all or any of the rights and remedies which it may have: (i) hereunder, (ii) under the Instruments and any other instrument delivered by Borrowers in connection with any of their Liabilities to Bank, or
(iii) under the UCC or any other applicable law;

      11.3 In the event Bank seeks to take possession of any or all of the Collateral by court process, Borrowers, to the maximum extent permitted by applicable law, hereby irrevocably waive any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and waive any demand for possession prior to the commencement of any suit or action to recover with respect thereto and waive the right to demand a jury in any action in which Bank is a party;

      11.4 Except as otherwise expressly provided for herein, demand, presentment, protest and notice of nonpayment is hereby waived by Borrowers. Borrowers also waive the benefit of all valuation, appraisement and exemption laws;

      11.5 In the event of non-payment and acceleration of the Liabilities by Bank, Borrower hereby waives all rights to notice and hearing of any kind prior to the exercise by Bank of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon said Collateral without prior notice or hearing;

      11.6 The proceeds of any sale or disposition of the Collateral held under this Agreement or any of the Instruments, shall be applied towards any and all reasonable expenses of enforcing this Agreement (including, but not limited to reasonable expenses incurred in liquidating or disposing of the Collateral) or the Liabilities in such order and manner as expressly required by any of the Instruments and otherwise as Bank determines in its sole discretion, any statute, custom, or usage to the contrary notwithstanding. Borrowers hereby covenant and agree that they shall remain liable to Bank for any deficiency remaining following such application;

      11.7 Bank shall have the right to set-off, without notice to Borrowers, any and all deposits or other sums at any time or times credited by or due from Bank to Borrowers, whether in a special account or other account represented by a certificate of deposit (whether or not matured) and any cash, securities, instruments or other property of Borrowers in the possession of Bank, whether for safekeeping or otherwise (the "Items") which deposits and other sums and Items shall, at all times, constitute additional security for the Liabilities and may set-off against all or any part of the Liabilities at any time if Borrowers are primary obligor with respect to such Liabilities, or at or after the maturity of Liabilities of Borrowers, are a secondary obligor. Borrowers hereby expressly grant to Bank a security interest in such Items pursuant to
Article 9 of the UCC; and,

      11.8 Borrowers hereby irrevocably constitute and appoint Bank as Borrowers' true and lawful attorney, with full power of substitution, to convert the Receivables Collateral into cash at the sole risk, cost and expense of Borrowers. The rights and powers granted Bank by the within appointment include, but are not limited to, the right and power to compromise, settle or execute releases with any of Borrowers' account debtors, and to prosecute, defend, compromise or release any action relating to the Collateral; to receive, open and dispose of all mail addressed to Borrowers, and to take therefrom any remittances on or proceeds of any Collateral in which Bank has a security interest; to notify Post Office authorities to change the address to which Borrowers' mail is to be sent as Bank shall designate; to endorse the name of Borrowers in favor of Bank upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of Borrowers on, and to receive as secured party, any of the Receivables Collateral, any invoices, schedules of Receivables Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of a same or different nature relating to the Receivables Collateral; to sign the name of Borrowers on any notice to Borrowers' account debtors or verification of the Receivables Collateral; and to sign and file, or record, on behalf of Borrowers any financing or other statement in order to perfect or protect Bank's security interest. Bank shall not be obligated to do any of the acts or to exercise any of the powers authorized herein, but if Bank elects to do any such act, or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to Borrowers except for Bank's actual willful misconduct. All powers conferred upon Bank by this Agreement, being coupled with an interest, shall be irrevocable until the within Agreement is terminated as provided herein.

      11.9 In addition to any other right or remedy Bank may have hereunder or under the UCC, Bank is hereby authorized and empowered, with the aid and assistance of any person or persons, to enter any premises where the Collateral or any part thereof is, or may be, placed, and to assemble and/or remove the same, and to sell or otherwise dispose of such Collateral at public or private sale upon at least ten (10) days' prior written notice to Borrowers of the date on, or after, which such sale may be conducted, and Borrowers expressly agree that it shall constitute fair and reasonable notice to Borrowers, that said notice may be given regardless of whether or not Bank has taken actual possession of the Collateral. Bank may require Borrowers to assemble the Collateral, and to make it available to Bank at a place to be designated by Bank which is reasonably convenient to both parties. Bank may, without any payment or hindrance, enter upon any real property where the Collateral or any part thereof may be located, and, in connection with the enforcement of any right, remedy, power or privilege conferred upon Bank hereunder, (i) may store the Collateral or any part thereof on such real property without liability for any rent or other payment in connection therewith, or (ii) may hold, maintain and preserve the Collateral for sale or liquidation. Borrowers agree to indemnify and hold Bank harmless from and against any loss, liability, damage, costs or expenses whatsoever arising from the use, operation, ownership or possession of the Collateral or any part thereof by Bank except for losses occasioned by Bank's gross negligence or willful misconduct. Bank acknowledges that it will be bound to comply with all applicable law and the terms and conditions of any intercreditor agreement in effect at the time. In addition to the above, Borrowers hereby grant to Bank upon exercise of its rights hereunder an irrevocable license and right to use the tradenames and trademarks of Borrowers and their Subsidiaries in liquidating the Collateral.

      11.10 The rights, remedies, powers, privileges, and discretions of Bank hereunder and under the other Instruments (herein, the "Bank's Rights and Remedies") shall be cumulative and not alternative or exclusive of any rights or remedies which it would otherwise have, and no delays or omissions by Bank in exercising or enforcing any of Bank's Rights and Remedies shall operate as or constitute a waiver thereof. No waiver by Bank of any default hereunder, under the other Instruments, or under any other agreement and no single or partial exercise of any of Bank's Rights or Remedies, and no other agreement or transaction, of whatever nature entered into between Bank and Borrowers at any time, whether before, during or after the date hereof, shall preclude the other or further exercise of Bank's Rights and Remedies. No waiver or modification on Bank's part on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of Bank's Rights and Remedies under this Agreement, the other Instruments or any other agreement or transaction may be exercised by Bank at such time or times and in such order of preference as Bank in its sole discretion may determine.

      11.11 Require the Borrowers to perfect the security interests in the foreign Collateral.

12.   MISCELLANEOUS.

      12.1 Borrowers shall indemnify, and save Bank harmless of, to, and from any liability, claim, or demand made upon Bank in connection with Bank's exercise of its rights pursuant to the within Agreement or any of the Instruments, and all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by Bank in connection with any such liability, claim, or demand. Borrowers' agreement so to indemnify and save Bank harmless (and to cause their Subsidiaries to indemnify and hold Bank harmless) is a Liability of Borrowers to Bank and is secured hereby;

      12.2 Borrowers hereby indemnify, agree to defend and hold Bank harmless and against all loss, liability, damage and expense, including costs associated with administrative and judicial proceedings and reasonable attorneys' fees, ever suffered or incurred by Bank on account of: (i) Borrowers' failure to comply with any Environmental Laws or any order of any regulatory or administrative authority with respect thereto; (ii) any release of oil or hazardous materials or substances on, upon or into real property owned, operated or controlled by Borrowers; (iii) any and all damage to natural resources or real property or harm or injury to Persons resulting or alleged to have resulted from such failure to comply or release or oil or hazardous materials or substances by Borrowers; or, (iv) Borrowers' use of the proceeds of the Loan;

      12.3 Borrowers agree to pay, on demand, all recording fees, and other reasonable charges and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys' fees, incurred or expended by Bank in the negotiation, preparation, execution, implementation and/or recording of this Agreement or any one or more of the Instruments or documents referred to herein or otherwise incurred by Bank in administering, supervising, protecting, or collecting any amounts due under any of the Instruments or incurred by Bank in the exercising or enforcing of its rights, remedies, powers, or privileges under this Agreement or any of the Instruments referred to herein.

      12.4 Any demand, notice, or other correspondence to Bank, Borrowers or any other party in connection with this Loan Agreement shall be deemed effective four (4) days following deposit in the United States mail and sent by registered or certified mail, postage prepaid, the day when sent if delivered by hand or transmitted by facsimile with a copy by registered or certified mail, or the day following deposit with a nationally recognized overnight courier with all costs prepaid at the addresses set forth below Borrowers hereby covenant and agree that notice to Parent shall constitute sufficient notice to all Borrowers:

Borrowers:     Nashua Corporation
               44 Franklin Street
               Nashua, New Hampshire 03061
               Attention:  Paul Buffum, Esquire

               with a copy to:

               Hale and Dorr
               60 State Street
               Boston, Massachusetts 02109
               Attention:  Mark Polebaum, Esquire

Bank:          Citizens Bank New Hampshire
               875 Elm Street
               Manchester, New Hampshire 03101
               Attention:  Tara Trafton Hamblett

               with a copy to:

               Sheehan, Phinney, Bass + Green
                 Professional Association
               1000 Elm Street
               Post Office Box 3701
               Manchester, New Hampshire  03105-3701
               Attention:  Alan L. Reische, Esquire

Any of the addresses specified above may be changed on seven (7) days' prior written notice of the type described herein. Notwithstanding the foregoing, in no event shall the parties be required to deliver copies of routine notices or requests or routine periodic financial information to counsel for any of the parties.

      12.5 This Loan Agreement shall be binding upon Borrowers and their representatives, successors, and assigns and shall inure to the benefit of Bank and Bank's successors and assigns, provided however, that Borrowers may not assign any of their rights or delegate any of their obligations hereunder without the prior written consent of Bank which consent may be withheld for any reason or for no reason at the sole discretion of Bank. Bank may, with Borrowers' consent, which consent may not be unreasonably withheld, from time to time, sell, assign or transfer its rights or its obligations hereunder, however, Borrowers' consent shall not be required if the assets of Bank are purchased by a third party, or an Event of Default has occurred hereunder. Bank may, in its sole discretion, participate or otherwise dispose of all or any part of the Instruments to any entity domiciled in the United States or foreign entity having an office in the United States, and all references herein to "Bank" shall include any

Person who obtains an interest as a result of any such sale, assignment, transfer, participation or other disposition.

      12.6 To the extent possible, each provision of this Loan Agreement shall be interpreted in a manner as to be valid, legal and enforceable. Any determination that any provision of this Loan Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall be effective only to the extent of such invalidity, illegality or unenforceability and shall not affect the validity, legality, and enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Loan Agreement.

      12.7 In the event Bank is at any time required to turn over, disgorge, or repay (whether to the undersigned, a Trustee in Bankruptcy, or to third parties) any payment previously received by Bank with respect to any of the Liabilities (whether received from the undersigned or third parties), then the amount of the Liabilities secured by the Collateral shall be increased by the amount so turned over or disgorged by Bank, plus reasonable expenses incurred by Bank in the process, to the same extent as if the amount in question, and expenses, had been advanced by Bank at the inception of the Liabilities against which the disgorged payments were originally applied, and had remained unpaid since that date (whether or not all Liabilities had otherwise been paid at the date of turn over, all of which shall be payable immediately without demand). If the Liabilities had previously been paid in full, this Agreement (notwithstanding any of the terms hereof) shall be deemed revived and in full force and effect with respect to such payments.

      12.8 The recitals and paragraph headings throughout this Loan Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Loan Agreement.

      12.9 This Loan Agreement shall be governed by the laws of the State of New Hampshire as the same may exist at the date hereof. The parties hereto hereby agree that any action hereon between the parties hereto and their successors in interest may be maintained in a court of competent jurisdiction located within the State of New Hampshire, and consent to the jurisdiction of any such New Hampshire court for all purposes connected herewith. All Borrowers who are not corporations registered to do business in New Hampshire hereby irrevocably appoint the New Hampshire Secretary of State as their agent for service of process.

      12.10 This Loan Agreement may be executed in multiple counterpart copies, any one of which when duly executed with all of the formalities hereof, shall be fully binding and effective as the original of this Loan Agreement.

      12.11 Excepting only the other Instruments executed concurrently herewith, this Loan Agreement supercedes all prior agreements relating to the Loan, including without implied limitation, any previous commitment and/or proposal letters. This Loan Agreement shall be amended only by a subsequent writing executed with all the formalities hereof.

      12.12 This Loan Agreement and all other Instruments and documents which have been or may hereinafter be furnished by or to either of Borrowers to or by Bank may be reproduced by Bank, Borrowers, by any photographic, photostatic, microfilm, xerographic or similar process, and Bank or Borrowers may destroy the original from which such document was so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the normal course of business).

      12.13 This Loan Agreement shall remain in full force and effect until specifically terminated in writing by a duly authorized officer of Bank; such termination shall be promptly provided upon payment of all Liabilities, including all monies due hereunder and under the Instruments.

      12.14 Each party hereto intends that this Loan Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

      12.15 Borrowers hereby irrevocably waive to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the Instruments.

      IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed on their behalf by the persons signing below who are thereunto duly authorized with the intention that it be effective as of the day and year first above written.


WITNESS:                           NASHUA CORPORATION



/s/Denise A. Poulos                By: /s/Daniel M. Junius
------------------------------         -----------------------------------
                                          Daniel M. Junius
                                          Vice President

                                   NASHUA PHOTO INC.



/s/Denise A. Poulos                By: /s/Daniel M. Junius
------------------------------         -----------------------------------
                                          Daniel M. Junius
                                          Treasurer


                                   CITIZENS BANK NEW HAMPSHIRE



/s/Denise A. Poulos                By: /s/Tara Trafton Hamblett, VP
------------------------------         -----------------------------------
                                          Tara Trafton Hamblett
                                          Vice President


STATE OF NEW HAMPSHIRE
COUNTY OF HILLSBOROUGH


     On this the 28th day of March, 1997, before me, the undersigned officer, personally appeared Daniel M. Junius, who acknowledged himself to be the Vice President of Nashua Corporation, a corporation, and that he as such Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained on behalf of the corporation.

                                   /s/Denise A. Poulos
                                   ---------------------------------------
                                   Justice of the Peace
                                   My Commission Expires:  3/31/98

STATE OF NEW HAMPSHIRE
COUNTY OF HILLSBOROUGH


     On this the 28th day of March, 1997, before me, the undersigned officer, personally appeared Daniel M. Junius, who acknowledged himself to be the Treasurer of Nashua Photo Inc., a corporation, and that he as such Treasurer, being authorized so to do, executed the foregoing instrument for the purposes therein contained on behalf of the corporation.

                                   /s/Denise A. Poulos
                                   ---------------------------------------
                                   Justice of the Peace
                                   My Commission Expires:  3/31/98


STATE OF NEW HAMPSHIRE
COUNTY OF HILLSBOROUGH

     On this the 28th day of March, 1997, before me, the undersigned officer, personally appeared Tara Trafton Hamblett, who acknowledged herself to be the Vice President of Citizens Bank New Hampshire, a guaranty savings bank, and that she as such Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained on behalf of the bank.

                                   /s/Denise A. Poulos
                                   ---------------------------------------
                                   Justice of the Peace
                                   My Commission Expires:  3/31/98